Exhibit 5.1

September 19, 2014

Dermira, Inc.

2055 Woodside Road

Redwood City, California 94061

Gentlemen/Ladies:

At your request, we have examined the Registration Statement on Form S-1 (File Number 333-198410) (the “Registration Statement”) filed by Dermira, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on August 27, 2014, as subsequently amended on September 12, 2014 and September 19, 2014, in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate of 6,152,500 shares of the Company’s common stock (the “Common Stock”).

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following:

(1)                                 The Company’s Restated Certificate of Incorporation, as amended, certified by the Delaware Secretary of State on September 18, 2014 (the “Restated Certificate”) and the Restated Certificate of Incorporation that the Company intends to file and that will be effective upon the consummation of the sale of the Common Stock (the “Post-Effective Restated Certificate”).

(2)                                 The Company’s Bylaws, certified by the Company’s Secretary on August 15, 2014 (the “Bylaws”) and the Restated Bylaws that the Company has adopted in connection with, and that will be effective upon, the consummation of the sale of the Common Stock (the “Post-Effective Bylaws”).

(3)                                 The Registration Statement, together with the exhibits filed as a part thereof or incorporated therein by reference.

(4)                                 The preliminary prospectus prepared in connection with the Registration Statement (the “Prospectus”).

(5)                                 The underwriting agreement to be entered into by and among the Company and the several Underwriters named in Schedule I thereto.

(6)                                 Minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and stockholders (the “Stockholders”) at which, or pursuant to which, the Restated Certificate, the Post-Effective Restated Certificate, the Bylaws and the Post-Effective Bylaws were approved.

(7)                                 Minutes of meetings and actions by written consent of the Board at which, or pursuant to which, the sale and issuance of the Common Stock was approved.

Dermira, Inc.

September  19, 2014

(8)                                 The stock records for the Company that the Company has provided to us (consisting of a list of stockholders, a list of option and warrant holders respecting the Company’s capital and of any rights to purchase capital stock that was prepared by the Company and dated September 19, 2014 verifying the number of such issued and outstanding securities).

(9)                                 A Certificate of Good Standing issued by the Secretary of State of the State of Delaware dated September 18, 2014, stating that the Company is qualified to do business and in good standing under the laws of the State of Delaware (the “Certificate of Good Standing”).

(10)                          An Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, and the lack of any undisclosed termination, modification, waiver or amendment to any document reviewed by us.

We have also assumed that the certificates representing the shares of Common Stock, if any, will be, when issued, properly signed by authorized officers or the Company or their agents. Furthermore, to the extent that the Company issues any uncertificated capital stock, we assume that the issued shares of Common Stock will not be reissued by the Company in uncertificated form until any previously issued stock certificates representing such issued Stock have been surrendered to the Company in accordance with Delaware General Corporation Law Section 158 and that the Company will properly register the transfer of shares of Common Stock to the purchasers of such shares of Common Stock on the Company’s record of uncertificated securities.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the United States of America and of the Delaware General Corporation Law and reported judicial decisions relating thereto.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

In connection with our opinion expressed in paragraph (2) below, we have assumed that, at or prior to the time of the delivery of any shares of Common Stock, the Registration Statement will have been declared effective under the Securities Act that the registration will apply to such shares of Common Stock and will not have been modified or rescinded and that there will not have occurred any change in law affecting the validity of the issuance of such shares of Common Stock.

In accordance with Section 95 of the American Law Institute’s Restatement (Third) of the Law Governing Lawyers (2000), this opinion letter is to be interpreted in accordance with customary practices of lawyers rendering opinions in connection with the filing of a registration statement of the type described herein.

Based upon the foregoing, we are of the following opinion:

(1)                                 The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware; and

(2)                                 the up to 6,152,500 shares of Common Stock to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable.

Dermira, Inc.

September  19, 2014

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of shares subject to the Registration Statement and is not to be relied upon for any other purpose.  This opinion is rendered as of the date first written above and based solely on our understanding of facts in existence as of such date after the aforementioned examination.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

By:	/s/ Fenwick & West LLP